Exhibit 99.1

Ryman Hospitality Properties, Inc. Extends Revolving Line of Credit to 2019 and Declares Second Quarter Dividend

NASHVILLE, Tenn—(BUSINESS WIRE)—June 9, 2015—Ryman Hospitality Properties, Inc. (NYSE: RHP) today announced that the Company and its subsidiaries successfully extended the maturity of the revolving line of credit under their senior secured credit facility. The revolving line of credit was scheduled to mature in August 2017.

The Company also announced that it declared its second quarter cash dividend of $0.65 per share of common stock, payable on July 15, 2015, to stockholders of record on June 30, 2015.

The extended $700 million revolver will mature in June 2019 and have an initial outstanding borrowing of $360.5 million. The Company also amended certain covenants under the facility, which also includes a senior secured term loan B that matures in 2021. The revolver’s interest rate is based upon a leverage-based pricing grid ranging from 160 to 240 basis points over LIBOR, representing a decline in pricing of approximately 15 to 35 basis points. The initial interest rate under the revolver is the sum of LIBOR plus a margin of 160 basis points per annum.

With the extension and recently completed private placement of $400 million in principal amount of 5% senior notes due 2023, the Company and its subsidiaries’ existing debt has no maturity date prior to 2019.

“This extension of our revolving line of credit coupled with the recent completion of our senior unsecured notes offering further strengthens our balance sheet. These two transactions will not only enhance our flexibility as we look toward strategic growth opportunities moving forward, but also bring our floating rate debt exposure to more balanced levels,” stated Colin V. Reed, chairman and chief executive officer of Ryman Hospitality Properties.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and 650 AM WSM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding future growth opportunities and the future timing of debt maturities. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with compliance with the agreements governing our indebtedness, economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT or to make strategic acquisitions, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, and the Company’s ability to borrow funds pursuant to its credit agreements and to refinance indebtedness. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com